As filed with the Securities and Exchange Commission on November 21, 2007.
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCM MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware		77-0444317
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification Number)
Oskar-Messter-Str. 13, 85737
Ismaning, Germany
(Address of Principal Executive Offices)
SCM Microsystems, Inc. 2007 Stock Option Plan
(Full Title of the Plans)
Incorporating Services, Ltd.
3500 South Dupont Highway
Dover, DE 19901
(Name and address of agent for service)
(302) 531-0855
(Telephone number, including area code, of agent for service)

Copies to:
Michael L. Reed, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street, Suite 3100
San Francisco, California 94104
(415) 393-8200

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common stock, par value $0.001 per share	1,500,000	$3.38	$5,070,000	$156

(1)	Pursuant to Rule 416(a), this registration statement shall also cover any additional common stock of the Registrant that may be offered or issued in connection with any stock split, stock dividend or similar transaction effected without the receipt of consideration, which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low prices per share of Registrant’s common stock on November 14, 2007 as reported by the Nasdaq Global Market.

INTRODUCTION
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

INTRODUCTION
     This Registration Statement on Form S-8 is filed by SCM Microsystems, Inc., a Delaware corporation (the “Registrant”), relating to 1,500,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued to eligible employees, directors and consultants of the Registrant in accordance with the terms of the Registrant’s 2007 Stock Option Plan (the “2007 Stock Option Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees, directors and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(1)	Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 20, 2007 and amended on Form 10-K/A, as filed with the SEC on April 30, 2007;

(2)	Registrant’s quarterly reports on Form 10-Q filed with the SEC on May 15, 2007, August 14, 2007 and November 13, 2007;

(3)	Registrant’s current reports on Form 8-K filed with the SEC on January 22, 2007, February 7, 2007, March 20, 2007, March 21, 2007, March 27, 2007, April 17, 2007, May 15, 2007, June 19, 2007, June 26, 2007, August 1, 2007, August 6, 2007, August 14, 2007, October 29, 2007 and November 13, 2007;

(4)	The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 5, 1997 (which incorporates the Registrant’s Description of Capital Stock included in the Registrant’s 424(b)(4) prospectus, File No. 333-29073, as filed with the SEC on October 7, 1997), including any amendments or reports filed for the purpose of updating that description; and

(5)	The description of the Rights associated with Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed with the Commission on November 14, 2002, in which there is described certain rights granted to stockholders as set forth in a Rights Agreement attached as an exhibit thereto.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any document and any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement or such document. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s charter documents provide that the Registrant shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. The Registrant believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. The Registrant has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s Bylaws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with its officers and directors, which are intended to provide the Registrant’s officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law.
     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.

Item 9. Undertakings.
     A     The undersigned Registrant hereby undertakes:
     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ismaning, Germany, on this 21st day of November, 2007.

SCM MICROSYSTEMS, INC.
By:	/s/ Stephan Rohaly
Stephan Rohaly
Chief Financial Officer and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Felix Marx and Stephan Rohaly, and each of them, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Felix Marx Felix Marx	Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2007
/s/ Stephan Rohaly Stephan Rohaly	Chief Financial Officer, Secretary and Director (Principal Financial Officer)	November 21, 2007
/s/ Werner Karl Koepf Werner Karl Koepf	Chairman of the Board of Directors	November 21, 2007
/s/ Dr. Hagen Hultzsch Dr. Hagen Hultzsch	Director	November 21, 2007
/s/ Steven Humphreys Steven Humphreys	Director	November 21, 2007
/s/ Simon Turner Simon Turner	Director	November 21, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-29073) filed on June 12, 1997)

4.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q filed on November 14, 2002)

4.3*	Preferred Stock Rights Agreement, dated as of November 8, 2002, between SCM Microsystems, Inc. and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.1 to Form 8-A, filed on November 14, 2002)

4.7*	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 on Form S-1/A Registration Statement, filed on August 25, 1997).

5.1†	Opinion of Gibson, Dunn & Crutcher LLP

23.1†	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche GMBH

23.2†	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

24†	Power of Attorney (included on the signature pages to this Registration Statement).

99.1*	The SCM Microsystems, Inc. 2007 Stock Option Plan (filed with the Definitive Proxy Statement filed with the SEC on October 2, 2007

*	Incorporated herein by reference.

†	Filed herewith.